BLUE WING MOUNTAINS GRAPHITE PROPERTY OPTION AGREEMENT

BETWEEN:

USA Graphite, Inc. (the “Company”), a Nevada corporation with an address at 848 N. Rainbow Blvd. #3550 Las Vegas, Nevada 89107 (the “Optionee”).

AND

Nevada Minerals Holding, Inc. (“NV Minerals”), a Nevada corporation with an address at 2368 Second Avenue, Third Floor, San Diego, CA 92101 (the “Optionor”).

WHEREAS:

A.	The Optionor owns or controls 100% of certain properties, including the Current Leases, generally referred to as the Blue Wing Mountains Graphite Project in Churchill, Elko, Pershing, and Washoe Counties in the State of Nevada, which are more specifically referred to in Schedule A attached hereto (the “Property”);

B.	The Optionor has agreed to grant to the Optionee an exclusive option, but not the obligation, to earn a 100% interest (subject to the NSR as described herein) in the Property;

NOW THEREFORE in consideration of the mutual promises and covenants of the parties contained herein, it is hereby agreed as follows:

1.	For the purposes of this Agreement, the following terms shall have the meaning set forth as follows:

    “Area of Interest” means all leases within 5 miles of the Property;

    “Current Leases” means the leases consisting of 96 lode claims covering a total of 1985 acres.

    "Net Smelter Return" means the gross proceeds received by the Optionee in any year from the sale of products from the mining operation on the Property, less successively:

i. the cost of transportation of such products to a smelter or other place of treatment, and

ii. smelter and treatment charges;

    “NSR” means a royalty of 2% of the Net Smelter Return;

    “Option” means the option in favour of the Optionee to acquire a 100% interest in the Property, subject to the NSR, on the terms and conditions of this Agreement;

    “Option Period” means the period of time following the date the Option Agreement is executed and ending on third annual anniversary of such date, during which the Optionee has the right to exercise the Option;

    "Property Rights" means all licenses, permits, easements, rights-of-way, certificates and other approvals obtained by either of the parties, either before or after the date of this Agreement, and necessary for the development of the Property or for the purpose of placing the Property into production or of continuing production on the Property.

2.	The Optionor represents and warrants to the Optionee that:

    the Optionor has the full right and authority to enter into, execute and deliver this Agreement;

    the Optionor is the sole legal and beneficial owner or exercises full control of the Property and the Property is free and clear of, and from, all liens, charges and encumbrances of any kind whatsoever;

    the Optionor holds all permits, licenses, consents and authorities issued by any government or governmental authority which are necessary in connection with the ownership of the Property and the Property Rights;

    the Property has been properly staked, located and recorded pursuant to the applicable laws and regulations and all mining leases comprising the Property and the Property Rights are in good standing;

    there are no outstanding agreements or options to acquire the Property or any portion thereof, and no person has any proprietary or possessor interest in the Property;

    to the best of the Optionor's knowledge, there are no outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Property and the conduct of the operations related thereto, and the Optionor has not received any notice of the same and is not aware of any basis on which any such orders or direction could be made;

    there is no adverse claim or challenge against or to the ownership of or title to any part of the Property and, to the best of the Optionor’s knowledge there is no basis for such adverse claim or challenge which may affect the Property;

    the consummation of the transactions contemplated by this Agreement does not and will not conflict with, constitute a default under, result in a breach of, entitle any person to a right of termination under, or result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever upon or against the Property;

    reclamation and rehabilitation of those parts of the Property which have been previously worked have been properly completed in compliance with all applicable laws;

    the Optionor has advised the Optionee of all of the material information relating to the Property of which he has knowledge; and

    there are no mine workings or waste dumps or mine tailings on the Property.

3.	The representations and warranties contained in Section 2 of this Agreement are provided for the exclusive benefit of the Optionee, and a breach of any one or more representations or warranties may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in Section 2 of this Agreement will survive the execution and delivery of this Agreement.

4.	The Optionee represents and warrants to the Optionor that:

    the Optionee is a valid and subsisting corporation duly incorporated and in good standing under the laws of the State of Nevada;

    the Optionee has the full right, power, capacity and authority to enter into, execute and deliver this Agreement and to be bound by its terms;

    the consummation of this Agreement will not conflict with nor result in any breach of its constating documents or any covenants or agreements contained in or constitute a default under any agreement or other instrument whatever to which the Optionee is a party or by which the Optionee is bound or to which the Optionee may be subject; and

    no proceedings are pending for, and the Optionee is unaware of any basis for, the institution of any proceedings leading to the placing of the Optionee in bankruptcy or subject to any other laws governing the affairs of insolvent parties.

5.	The representations and warranties contained in Section 4 of this Agreement are provided for the exclusive benefit of the Optionor, and a breach of any one or more representations or warranties may be waived by the Optionor in whole or in part at any time without prejudice to his rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in Section 4 of this Agreement will survive the execution and delivery of this Agreement.

6.	Upon the above conditions in existence having been satisfied or waived, the Optionee will be entitled to exercise the Option and thereby acquire a 100% interest in the Property, subject to the Optionor retaining the NSR, by completing the following:

    during the first year of the Option Period, the Optionee shall:

i. pay to the Optionor an initial payment of $50,000 within four (4) months after the beginning of the Option Period (the “Commencement Date”),

ii. issue 5,000,000 restricted common shares of the Company, valued at $0.50 per share, to the Optionor;

    during the second year of the Option Period, the Optionee shall:

i. pay to the Option or $100,000 on the date which is one year after the Commencement Date;

    during the third year of the Option Period, the Optionee shall:

i. pay to the Optionor $150,000 on the date which is two years after the Commencement Date; and

    during the fourth year of the Option Period, the Optionee shall:

i. pay to the Optionor $200,000 on the date which is three years after the Commencement Date.

7.	Optionee will provide funds for the conduct of a program of work to be undertaken by the Optionor for the benefit of the Property of not less than $1,000,000 over four years as follows:

i. $150,000 during the first year of the Option Period;

ii. $250,000 during the second year of the Option Period;

iii. $300,000 during the third year of the Option Period; and

iv. $300,000 during the fourth year of the Option Period.

8.	All of the shares that may be issued to the Optionor pursuant to this Agreement shall be issued in compliance with all applicable securities laws and shall be fully paid and non-assessable shares not subject to any restrictions on trading, pooling or escrow other than those imposed by law or by the policies of any securities regulatory body. The Optionor covenants and agrees to execute any and all documents, undertakings and agreements and to give and abide by any and all assurances and trading restrictions as may be required by law or the policies of any securities regulatory body as a condition to the issuance of the shares by the Optionee. The Optionor acknowledges and agrees that the shares will be issued with legends reflecting trading hold periods imposed under applicable securities law. The Optionor agrees to enter into an eighteen month voluntary Lock-Up Agreement for all shares received on the Commencement Date.

9.	The Optionor and the Optionee acknowledge and agree that upon completion of the requirements set out in Section 6 of this Agreement, the Optionee shall have earned an undivided 100% interest in the Property.

10.	The Optionee has the right to purchase half (or 1%) of the NSR at any time upon exercising the Option by making a payment of $500,000 to the Optionor.

11.	Except as specifically provided elsewhere herein, this is an option agreement only and until the exercise of the Option, nothing herein contained and no act done nor any payment or share issuance made hereunder shall obligate the Optionee to do any further act or acts or to make any further payments or shares issuances, and in no event shall this Agreement or any act done or any payment or share issuance made be construed as an obligation of the Optionee to do or perform any work or make any payments or share issuances on or with respect to the Property.

12.	Throughout the Option Period, or until terminated in accordance with this Agreement, the Optionee and its employees, agents, directors, officers and independent contractors will have the exclusive right in respect of the Property to:

    enter the Property without disturbance;

    do such prospecting, exploration, development and/or other mining work on and under the Property to carry out exploration expenditures as the Optionee may determine necessary or desirable;

    bring and erect upon the Property such buildings, plant, machinery and equipment as the Optionee may deem necessary or desirable in its sole discretion; and

    remove from the Property all metals and minerals derived from its operations on the Property as may be deemed necessary by the Optionee for testing.

13.	The Optionor and the Optionee will execute and deliver such additional documentation as legal counsel for the Optionor and the Optionee determine is necessary in order to duly register and record in the appropriate registration and recording offices notice that the Optionor’s interest in and to the Property is subject to and bound by the terms of this Agreement.

14.	If the Optionee identifies any material defect in the Optionor’s title to the Property, the Optionee shall give the Optionor notice of such defect. If the defect has not been cured within 60 days of receipt of such notice, the Optionee shall be entitled to take such curative action as is reasonably necessary, and shall be entitled to deduct the costs and expenses incurred in taking such action any payments then otherwise due or accruing due to the Optionor. If there are no such payments, the Optionee shall be entitled to a refund in the amount of said costs and expenses.

15.	If any third party asserts any right or claim to the Property or to any amounts payable to the Optionor, the Optionee may deposit any amounts otherwise due to the Optionor in escrow with a suitable agent until the validity of such right or claim has been finally resolved. If the Optionee deposits said amounts in escrow, the Optionee shall be deemed not in default under this Agreement for failure to pay such amounts to the Optionor.

16.	The Optionor will assist the Optionee in staffing and organizational needs as the Optionee begins work on the Property.

17.	The Optionee is obligated to pay the taxes and maintain the legal status of the leases comprising the Property in accordance with State mining law during the Option Period while the Option is in effect.

18.	During the Option Period, unless this Agreement is terminated in accordance this Agreement, the Optionee covenants and agrees with the Optionor that the Optionee will, at its own cost:

    maintain the Property in good standing by doing and filing all assessment work or making payments in lieu thereof and by performing all other acts which may be necessary in order to keep the Property in good standing and free and clear of all liens and other charges arising from or out of the Optionee's activities on the Property;

    do all work on the Property in accordance with sound mining, exploration and engineering practices and in compliance with all applicable laws, bylaws, regulations, orders, and lawful requirements of any governmental or regulatory authority and comply with all laws governing the possession of the Property, including, without limitation, those governing safety, pollution and environmental matters; and

    maintain true and correct books, accounts and records of operations thereunder, such records to be open at all reasonable times upon reasonable notice for inspection by the Optionor or his duly authorized representatives and agents.

19.	If during the term of this Agreement, the Optionor or an affiliate of the Optionor stakes or otherwise acquires, directly or indirectly, any right or interest in any mining lease, licence, lease, grant, concession, patent or other mineral property (“New Mineral Lease”), within the Area of Interest, it shall offer the New Mineral Lease to the Optionee for inclusion under this Agreement as a part of the Property. If the Optionee elects within thirty days to include the New Mineral Lease as part of the Property, subject to the terms of this Agreement, it shall reimburse the Optionor for its acquisition costs of the New Mineral Lease and such amount shall be included as a credit in the contribution towards the payment of the Optionee for the applicable or subsequent periods. If the Optionee elects not to include the New Mineral Lease as part of the Property subject to this Agreement, the Optionor shall hold such New Mineral Lease separate from this Agreement and the Optionee shall have no rights or obligations with respect thereto.

20.	During the Option Period, neither the Optionee nor the Optionor will be entitled to grant any mortgage, charge or lien of or upon the Property or any portion thereof without the prior written consent of the other party.

21.	If either party is at any time during the Option Period is prevented or delayed in complying with any of the provisions of this Agreement (the "Affected Party") by reason of strikes, lockouts, land claims and blockages, NGO activities, forest or highway closures, earthquakes, subsidence, general collapse or landslides, interference or the inability to secure on reasonable terms any private or public permits or authorizations, labour, power or fuel shortages, fires, wars, acts of God, civil disturbances, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the reasonable control of the Affected Party whether or not foreseeable (provided that lack of sufficient funds to carry out exploration on the Property will be deemed not to be beyond the reasonable control of the Affected Party), then the time limited for the performance by the Affected Party of its obligations hereunder will be extended by a period of time equal in length to the period of each such prevention or delay. Nothing in this section or this Agreement will relieve either party from its obligation to maintain the leases comprising the Property in good standing and to comply with all applicable laws and regulations including, without limitation, those governing safety, pollution and environmental matters. The Affected Party will promptly give notice to the other party of each event of force majeure under this section within seven days of such event commencing and upon cessation of such event will furnish the other party with written notice to that effect together with particulars of the number of days by which the time for performing the obligations of the Affected Party under this Agreement has been extended by virtue of such event of force majeure and all preceding events of force majeure.

22.	If at any time during the Option Period, a party is in default of any requirement of this Agreement or is in breach of any provision contained in this Agreement, the party affected by the default (the "Non-Defaulting Party") may terminate this Agreement by giving written notice of termination to the other party but only if:

    it will have given to the other party written notice of the particular failure, default, or breach on the part of the other party; and

    the other party has not, within 30 days following delivery of such written notice of default, cured such default or commenced to cure such default, it being agreed by each party that should it so commence to cure any default it will prosecute such cure to completion without undue delay.

23.	Each of the Optionee and the Optionor covenants and agrees to indemnify and save harmless the other against all liabilities, claims, demands, actions, causes of action, damages, losses, costs, expenses or legal fees suffered or incurred by reason of or arising out of or relating to any matters in connection with this Agreement.

24.	Each of the parties hereto agrees to do and/or execute all such further and other acts, deeds, things, devices, documents and assurances as may be required in order to carry out the true intent and meaning of this Agreement.

25.	This Agreement shall enure to the benefit of and be binding upon the parties hereto and each of their successors and permitted assigns, as the case may be.

26.	This Agreement shall be construed by and governed by the laws of the State of |Nevada.

27.	This Agreement may be executed in counterparts and any party hereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts taken together will be deemed to be one and the same instrument.

28.	Each of the parties hereto will be entitled to rely upon delivery by facsimile of executed copies of this Agreement, and such facsimile copies will be effective to create a valid and binding agreement among the parties hereto in accordance with the terms and conditions of this Agreement.

29.	Unless otherwise provided, all dollar amounts referred to in this Agreement are in lawful money of the United States of America.

30.	All notices, payments and other required communications and deliveries to the parties hereto will be in writing, and will be addressed to the parties as follows or at such other address as the parties may specify from time to time:

    to the Optionor:

Nevada Minerals Holding, Inc. (“NV Minerals”)

2368 Second Avenue, Third Floor,

San Diego, CA 92101

and:

    to the Optionee:

USA Graphite, Inc. (the “Company”),

848 N. Rainbow Blvd. #3550

Las Vegas, Nevada 89107

Notices must be delivered, sent by telex, telegram, telecopier or mailed by pre-paid post and addressed to the party to which notice is to be given.  If notice is sent by telex, telegram or telecopier or is delivered, it will be deemed to have been given and received at the time of transmission or delivery.  If notice is mailed, it will be deemed to have been received five business days following the date of the mailing of the notice.  If there is an interruption in normal mail service due to strike, labour unrest or other cause at or prior to the time a notice is mailed the notice will be sent by telex, telegram or telecopier or will be delivered.  Either party hereto at any time or from time to time notify the other party in writing of a change of address and the new address to which a notice will be given thereafter until further change.

31.	Each party has the right to assign all or any part of its interest in the Property and this Agreement. It shall be a condition to any such assignment that the assignee of the interest being transferred agrees in writing to be bound by the terms of this Agreement, as if it had been an original party hereto.

IN WITNESS WHEREOF the parties hereto have executed this Agreement the 16th day of November, 2012.

Nevada MINERALS Holdings, Inc. (THE “OPTIONOR”)

________________________

Authorized Signatory

USA Graphite, Inc. (THE “OPTIONEE”)

________________________

Authorized Signatory

Schedule “A”

All of those mineral rights contained in the following tracts of property located in leases in, Pershing County in the State of Nevada and are officially recognized by State of Nevada land records of Pershing County at the Probate Judges’ Office in said counties, namely the following legal descriptions:

BMG Lode Mining Claims

(Pershing County Official Record)

Located in NW ¼ of Section 4, T. 28 N., R. 27 E., M.D.M.

Located in SW ¼ of Section 4, T. 28 N., R. 27 E., M.D.M.

Located in NE ¼ of Section 4, T. 28 N., R. 27 E., M.D.M.

Located in NE ¼ of Section 5, T. 28 N., R. 27 E., M.D.M.

Located in NW ¼ of Section 5, T. 28 N., R. 27 E., M.D.M.

Located in NW ¼ of Section 27, T. 29 N., R. 27 E., M.D.M.

Located in SW ¼ of Section 27, T. 29 N., R. 27 E., M.D.M.

Located in SE ¼ of Section 27, T. 29 N., R. 27 E., M.D.M.

Located in SW ¼ of Section 28, T. 29 N., R. 27 E., M.D.M.

Located in NW ¼ of Section 28, T. 29 N., R. 27 E., M.D.M.

Located in NE ¼ of Section 28, T. 29 N., R. 27 E., M.D.M.

Located in SE ¼ of Section 28, T. 29 N., R. 27 E., M.D.M.

Located in SE ¼ of Section 29, T. 29 N., R. 27 E., M.D.M.

Located in NW ¼ of Section 32, T. 29 N., R. 27 E., M.D.M.

Located in NE ¼ of Section 32, T. 29 N., R. 27 E., M.D.M.

Located in SE ¼ of Section 32, T. 29 N., R. 27 E., M.D.M.

Located in SW ¼ of Section 32, T. 29 N., R. 27 E., M.D.M.

Located in SW ¼ of Section 33, T. 29 N., R. 27 E., M.D.M.

Located in SE ¼ of Section 33, T. 29 N., R. 27 E., M.D.M.

Located in NW ¼ of Section 33, T. 29 N., R. 27 E., M.D.M.

Located in NE ¼ of Section 33, T. 29 N., R. 27 E., M.D.M.

Located in SW ¼ of Section 34, T. 29 N., R. 27 E., M.D.M.

Located in NW ¼ of Section 34, T. 29 N., R. 27 E., M.D.M.